EXHIBIT 20.1.  LETTER FROM D&T DATED APRIL 5, 2000







April 5, 2000




Mr. Francisco Nebot
President and Chief Financial Officer
First Alliance Corporation
Irvine, California


Dear Mr. Nebot:


This is to confirm that the client-auditor relationship between First Alliance Corporation (Commission File No. 000-28706) and Deloitte & Touche LLP has ceased.

Yours truly,

/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP



cc:      Office of the Chief Accountant
         SECPS Letter File
         Securities and Exchange Commission
         Mail Stop 11-3
         450 5th Street, N.W.
         Washington, D.C.  20549

         Mr. Brian Chisick, Chief Executive Officer
         Mr. Daniel K. Stevenson, Chairperson of the Audit Committee

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